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Ken, Dariush, Ken, Chuck, George, Lin, Susan

Perot Systems will:

Offer to employ an agreed list of CalPX employees

Assumes services are rights of CalPX to provide until 4/30

Provide [settlement] and scheduling business process outsourcing services to CalPX during the period between 2/15 and 4/30

Create New Co??

Continue to provide IT outsourcing services during the period between 2/15 and 4/30

PSC elect to continue/discontinue contracts

Action    1    Offer Jobs Top 4
          2    Model Break Even
          3    George Go to PG&E late

Up to 4/30

If modifications to [illegible] as required - PSC will have CalPX authorization to modify systems

CalPX has or will have a captured set of customers for those services

CalPX will: 7 Feb.

Transition an agreed list of CalPX employees, and fund into escrow the total amount payable to such employees under CalPX's severance policy - which escrow will be released with respect to each such employee on the earlier of (i)
4/30 or (ii) the date such employee is released by Perot Systems.

PSC severance package also provides for 2 weeks termination fee minimum.

Make 4 top persons an offer work to sell the deal to customers. What are we agreeing to under those for others.

1    Assign CalPX employees to work under PSC responsibility (secondment)

PSC severance package also provides for 2 weeks termination fee minimum

Pay Perot Systems, in advance on 2/15, $1 million to provide settlement and scheduling business process outsourcing services during the period between 2/15 and 4/30

o    Post validation rights by CalPx

o    Flat fee basis pre-payment

Pay Perot Systems on 2/15 an amount equal to:

o    The sum of all outstanding invoices for IT outsourcing services;

o $2.6 million (more or less) as advance payment for IT outsourcing services to be provided during the period between 2/15 and 4/30

CalPX has responsibility for all existing contracts, etc. up to 4/30

o    including any associated termination focus, etc.

Irrevocably transfer to Perot Systems all software and related intellectual property rights (including source code) necessary to provide settlement and scheduling services.

CalPX has responsibility for collecting fees up to 4/30

??? What latitude does PSC have to change pricing structures agreed by FERC.

Make all necessary hardware and software available to Perot Systems

Transfer any scheduling or settlement contracts.

Diligently encourage CalPX customers to continue scheduling and settling their transactions through CalPX


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Irrevocably transfer to Perot Systems all software and related intellectual property rights (including source code) necessary to provide settlement and scheduling services.

Perot Systems

Diligently encourage CalPX customers to continue scheduling and settling their transactions through CalPX